Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of BNP Residential Properties, Inc. for the registration of 1,173,898 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of BNP Residential Properties, Inc., BNP Residential Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BNP Residential Properties, Inc., and our reports dated October 23, 2004 on the Statement of Revenues and Certain Operating Expenses for Carriage Club Apartments; dated October 23, 2004 on the Statement of Revenues and Certain Operating Expenses for Oakwood Raleigh Apartments; dated December 10, 2004 on the Statement of Revenues and Certain Operating Expenses for Fairington Apartments; dated February 23, 2005 on the Statements of Revenues and Certain Operating Expenses for Savannah Shores Apartments, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



                                                  /s/ Ernst & Young LLP


Greenville, South Carolina
May 23, 2005




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